Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Nine Months Ended September 30,
2013
Repurchased 3.2 Million Shares in Third Quarter

HOUSTON, Texas – October 24, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and nine months ended September 30, 2013. The Company reported net income of $74.4 million, or $0.51 per share, for the third quarter of 2013, compared to net income of $50.8 million, or $0.33 per share, for the quarter ended September 30, 2012. Revenues for the third quarter of 2013 were $731 million, compared to $644 million for the third quarter of 2012.

The Company reported net income of $171 million, or $1.16 per share, for the nine months ended September 30, 2013, compared to net income of $241 million, or $1.56 per share, for the nine months ended September 30, 2012. Revenues for the nine months ended September 30, 2013 were $2.1 billion, compared to $2.1 billion for the same period in 2012.

As discussed below, the third quarter includes $62.8 million of revenues from the early termination of six rigs, and $1.7 million of selling, general and administrative expenses related to the evaluation of and preparation for international opportunities; these items caused a net increase of $0.26 in net income per share.

During the quarter, the Company repurchased approximately 3.2 million shares of its common stock for $63.4 million. Upon completion of the previous $150 million stock buyback program, the Company’s Board of Directors authorized a new $200 million stock buyback program in September 2013, of which approximately $188 million remains available.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Our rig count in Canada recovered during the third quarter from the seasonal slowdown during the second quarter. Therefore, the average operating rig count in Canada during the third quarter improved to eight rigs from two in the prior quarter. The average operating rig count in the United States during the third quarter was 181 rigs, compared to 183 during the second quarter.”

Mr. Hendricks added, “During the third quarter, we recognized $62.8 million of revenues related to the early contract terminations of six rigs. These six rigs were quickly re-contracted, and therefore the impact to our utilization was negligible. These early termination revenues positively impacted our total average rig revenue per day of $26,250 by $3,600. Excluding this early termination revenue, total average rig revenue per day during the third quarter would have been $22,650, a decrease of $480 per day from the second quarter.

“This decrease in total average revenue per day was more than offset by a $650 per day decrease in total average rig operating costs per day, which fell to $13,750 during the third quarter from the second quarter. The lower daily operating costs were due in part to more stable rig utilization during the third quarter, and lower repair and maintenance costs. Excluding the positive impact from the early termination revenues of six rigs, total average margin per day improved to $8,900 from $8,730 during the second quarter.

“We completed one new APEX® rig during the third quarter, and we now expect to complete three during the fourth quarter, which would bring our total for 2013 to 11 new APEX® rigs. We also plan to complete 20 new APEX® rigs in 2014. We currently have term contracts for all of the rigs to be completed in 2013 and three of the rigs to be completed in 2014.

“As of September 30, 2013, we had term contracts for drilling rigs providing for approximately $967 million of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 116 rigs operating under term contracts during the fourth quarter, and an average of 58 rigs operating under term contracts during 2014. For the month of October, we expect to average approximately 177 rigs operating in the United States and 9 rigs operating in Canada.

“In pressure pumping, we generated revenues of $259 million during the third quarter, as activity levels improved. However, we were impacted by customer-specific delays that hindered efficiency and required us quickly to find short-term replacement work, which had lower margins. Accordingly, pressure pumping EBITDA decreased during the third quarter to $50.7 million from $62.0 million during the second quarter. The pressure pumping market continues to be challenging due to the over-supply of equipment,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Contract drilling performed well during the third quarter. We were able to lower our operating costs per rig day, which drove sequential daily margin improvement. Additionally, we recognized $62.8 million of revenues related to the early termination of six rigs, and we were able quickly to re-contract these rigs as demand remains strong for high-specification APEX® rigs.

“We remain optimistic respecting prospects for both our drilling and pressure pumping businesses based on early indications of increased E&P cash flows and spending in 2014.”

Mr. Siegel added, “We incurred approximately $1.7 million of expenses during the quarter to evaluate and prepare for international growth opportunities. We are taking steps to be positioned for opportunities outside North America. At present, we do not expect these international opportunities to generate meaningful earnings in the near-term.

“We continue to focus on being good stewards of capital, and we are proud of our track record. Over the last 18 months, we have repurchased approximately $256 million of stock at an average price of $17.33 per share. We continue to evaluate potential uses of capital including opportunities to reinvest in our company and to return capital to shareholders when appropriate,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on December 31, 2013 to holders of record as of December 17, 2013.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended September 30, 2013 is scheduled for today, October 24, 2013 at 9:00 a.m. Central Time. The dial-in information for participants is 877-703-6110 (Domestic) and 857-244-7309 (International). The access code for both numbers is 10812693. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through October 28, 2013 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 79666794.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 300 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES	$730,907	$643,631	$2,057,262	$2,070,664
COSTS AND EXPENSES
Direct operating costs	447,420	397,385	1,299,812	1,262,975
Depreciation, depletion, amortization and impairment	140,734	142,393	414,351	393,823
Selling, general and administrative	19,580	17,222	55,296	47,809
Net gain on asset disposals	(1,378)	(1,963)	(2,286)	(32,695)
Provision for bad debts	—	—	—	1,600

Total costs and expenses	606,356	555,037	1,767,173	1,673,512

OPERATING INCOME	124,551	88,594	290,089	397,152

OTHER INCOME (EXPENSE)
Interest income	293	149	716	382
Interest expense	(7,503)	(7,207)	(21,210)	(16,840)
Other	380	624	780	535

Total other expense	(6,830)	(6,434)	(19,714)	(15,923)

INCOME BEFORE INCOME TAXES	117,721	82,160	270,375	381,229
INCOME TAX EXPENSE	43,301	31,354	98,957	140,611

NET INCOME	$74,420	$50,806	$171,418	$240,618

NET INCOME PER COMMON SHARE
Basic	$0.51	$0.34	$1.17	$1.56
Diluted	$0.51	$0.33	$1.16	$1.56
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	144,446	149,846	144,915	152,570

Diluted	145,432	150,522	145,840	153,066

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.15	$0.15

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Contract Drilling:
Revenues	$457,871	$446,735	$1,266,944	$1,396,466
Direct operating costs	$239,768	$265,542	$729,588	$820,911
Margin (1)	$218,103	$181,193	$537,356	$575,555
Selling, general and administrative	$814	$2,206	$4,544	$4,828
Depreciation, amortization and impairment	$101,036	$101,020	$296,941	$290,453
Operating income	$116,253	$77,967	$235,871	$280,274
Operating days – United States	16,668	19,395	50,303	60,173
Operating days – Canada	774	506	1,906	1,730
Total operating days	17,442	19,901	52,209	61,903
Average revenue per operating day – United States	$26.13	$22.16	$24.02	$22.29
Average direct operating costs per operating day – United States	$13.55	$13.12	$13.73	$13.01
Average margin per operating day – United States (1)	$12.59	$9.05	$10.28	$9.28
Average rigs operating – United States	181	211	184	220
Average revenue per operating day – Canada	$28.81	$33.32	$30.87	$32.08
Average direct operating costs per operating day – Canada	$18.04	$22.03	$20.32	$22.17
Average margin per operating day – Canada (1)	$10.77	$11.29	$10.55	$9.91
Average rigs operating – Canada	8	5	7	6
Average revenue per operating day – Total	$26.25	$22.45	$24.27	$22.56
Average direct operating costs per operating day – Total	$13.75	$13.34	$13.97	$13.26
Average margin per operating day – Total (1)	$12.50	$9.10	$10.29	$9.30
Average rigs operating – Total	190	216	191	226
Capital expenditures	$111,659	$183,060	$363,836	$565,352
Pressure Pumping:
Revenues	$259,209	$181,963	$744,989	$629,858
Direct operating costs	$204,050	$129,139	$560,486	$434,047
Margin (2)	$55,159	$52,824	$184,503	$195,811
Selling, general and administrative	$4,482	$4,191	$13,032	$12,810
Depreciation, amortization and impairment	$33,760	$33,624	$95,785	$84,359
Operating income	$16,917	$15,009	$75,686	$98,642
Fracturing jobs	327	296	937	952
Other jobs	1,306	1,377	3,635	4,461
Total jobs	1,633	1,673	4,572	5,413
Average revenue per fracturing job	$722.92	$525.13	$724.06	$566.04
Average revenue per other job	$17.47	$19.26	$18.31	$20.40
Total average revenue per job	$158.73	$108.76	$162.95	$116.36
Total average costs per job	$124.95	$77.19	$122.59	$80.19
Total average margin per job (2)	$33.78	$31.57	$40.35	$36.17
Margin as a percentage of revenues (2)	21.3%	29.0%	24.8%	31.1%
Capital expenditures	$29,494	$40,433	$93,930	$152,532
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$12,479	$13,557	$41,039	$40,879
Revenues – Natural gas and liquids	$1,348	$1,376	$4,290	$3,461
Revenues – Total	$13,827	$14,933	$45,329	$44,340
Direct operating costs	$3,602	$2,704	$9,738	$8,017
Margin (3)	$10,225	$12,229	$35,591	$36,323
Depletion	$4,644	$5,564	$15,826	$14,532
Impairment of oil and natural gas properties	$160	$1,230	$2,576	$1,614
Operating income	$5,421	$5,435	$17,189	$20,177
Capital expenditures	$8,823	$7,320	$22,925	$22,624
Corporate and Other:
Selling, general and administrative	$14,284	$10,825	$37,720	$30,171
Depreciation	$1,134	$955	$3,223	$2,865
Net gain on asset disposals	$(1,378)	$(1,963)	$(2,286)	$(32,695)
Provision for bad debts	$—	$—	$—	$1,600
Capital expenditures	$755	$1,470	$2,638	$3,840
Total capital expenditures	$150,731	$232,283	$483,329	$744,348

(1) For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2) For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3) For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.
	September 30,	December 31,
Selected Balance Sheet Data (Unaudited):	2013	2012
Cash and cash equivalents	$204,636	$110,723
Current assets	$792,280	$699,991
Current liabilities	$345,555	$359,863
Working capital	$446,725	$340,128
Current portion of long-term debt	$10,000	$6,250
Long-term debt	$685,000	$692,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$74,420	$50,806	$171,418	$240,618
Income tax expense	43,301	31,354	98,957	140,611
Net interest expense	7,210	7,058	20,494	16,458
Depreciation, depletion, amortization and impairment	140,734	142,393	414,351	393,823

EBITDA	$265,665	$231,611	$705,220	$791,510

Total revenue	$730,907	$643,631	$2,057,262	$2,070,664
EBITDA margin	36.3%	36.0%	34.3%	38.2%
EBITDA by operating segment:
Contract drilling	$217,289	$178,987	$532,812	$570,727
Pressure pumping	50,677	48,633	171,471	183,001
Oil and natural gas	10,225	12,229	35,591	36,323
Corporate and other	(12,526)	(8,238)	(34,654)	1,459

Consolidated EBITDA	$265,665	$231,611	$705,220	$791,510

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.